Exhibit 23.1

Crowe MacKay LLP 1100 - 1177 West Hastings St. Vancouver, BC V6E 4T5 Main +1 (604) 687-4511 Fax +1 (604) 687-5805 www.crowemackay.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our auditor’s report dated March 13, 2023, on the consolidated financial statements of  Midori Group Inc., a British Columbia corporation, which comprise the consolidated statements of financial position  as of September 30, 2022 and 2021, and the related consolidated statements of income (loss) and comprehensive (income) loss, changes in equity, and cash flows for the year ended September 30, 2022 and for the period from January 6, 2021 (inception) to September 30, 2021 and the related notes, which is included herein and to the reference to our firm under the heading “Experts” in this Registration Statement (Form F-1) dated March 13, 2023.

/s/ Crowe MacKay LLP

Chartered Professional Accountants

Vancouver, British Columbia, Canada

March 13, 2023